Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 5, 2018 (April 12, 2018 as to the effects of the stock split described in Note 16), relating to the consolidated financial statements of GrafTech International Ltd. and its subsidiaries (“the Company”), appearing in the Prospectus dated April 18, 2018 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s registration statement No. 333-223791 on Form S-1.

/s/ Deloitte and Touche, LLP

Cleveland, Ohio

May 22, 2018